The following language was included in a bulletin posted for employees and an email sent to employees on March 15, 2000.

                    VOTE "YES" FOR THE CON EDISON/NU MERGER

The company has mailed the proxy statements for the special shareholders' meeting on April 14th to approve the merger with Northeast Utilities.

Those of you who are shareholders are urged to read the proxy statement and vote your proxies in favor of the merger without delay by mail, telephone or using the Internet.

Depending on how you own your shares you may receive proxies from one or more of the following sources and you are urged to vote all the proxies you receive.

 -- 401(k) and PAYSOP/TRASOP shares; Vanguard, the administrator of the company's 401(k) plan, will send you this proxy

 -- shares owned through the Discount Stock Purchase Plan (DISCOP); State Street will send you this proxy

 -- shares owned through your broker; your broker will send you this proxy

 -- shares registered with Con Edison; the company will send you this proxy

Your proxy card has instructions on how to cast your vote.